Exhibit 99.1
MEDCATH CORPORATION
SUPPLEMENTAL FINANCIAL DISCLOSURE — RECONCILIATION OF GAAP FINANCIAL MEASURES
TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
The following table reconciles the (loss) income from continuing operations, net of taxes attributable to MedCath Corporation’s common stockholders as derived directly from MedCath Corporation’s consolidated financial statements to Adjusted EBITDA for the three and six months ended March 31, 2010 and 2009.

	Three Months Ended March 31,		Six Months Ended March 31,
	2010	2009	2010	2009
	(in thousands)		(in thousands)

(Loss) income from continuing operations, net of taxes	$(11,999)	$4,220	$(15,091)	$1,685
Add:
Income tax (benefit) expense	(7,386)	2,610	(9,287)	1,115
Net income attributable to noncontrolling interest	2,151	3,767	2,856	5,816
Equity in net earnings of unconsolidated affiliates	(3,206)	(2,714)	(4,722)	(4,779)
Interest and other income	(23)	(73)	(93)	(172)
Loss on note receivable	1,507	—	1,507	—
Loss on early extinguishment of debt	—	(259)	—	6,702
Interest expense	1,149	581	2,207	2,678
(Gain) loss on disposal of property, equipment and other assets	(76)	108	19	181
Impairment of property and equipment	19,948	—	19,948	—
Impairment of equity method investment	114	—	114	—
Amortization	8	8	16	16
Depreciation	7,768	6,217	15,418	12,713
Pre-opening expenses	—	380	866	587
Share-based compensation expense	1,217	839	1,826	1,837

Adjusted EBITDA	$11,172	$15,684	$15,584	$28,379

The following table reconciles MedCath Corporation’s diluted (loss) earnings per share from continuing operations attributable to MedCath Corporations common stockholders as derived directly from MedCath’s consolidated financial statements to Adjusted diluted earnings (loss) per share from continuing operations for the three and six months ended March 31, 2010 and 2009.

	Three Months Ended March 31,		Six Months Ended March 31,
	2010	2009	2010	2009

Diluted (loss) earnings per share	$(0.61)	$0.21	$(0.76)	$0.09
Add:
Loss on early extinguishment of debt	—	—	—	0.22
Impairments of property, equipment, and equity method investment	0.62	—	0.62	—
Loss on note receivable	0.05	—	0.05	—
Share-based compensation expense	0.04	0.03	0.06	0.04
Pre-opening expense	—	0.01	0.02	0.02

Adjusted diluted earnings (loss) per share	$0.10	$0.25	$(0.01)	$0.37